Exhibit 10.31

LEASE

between

295 LOCUST ASSOCIATES LLC,

Landlord

and

SMITH ELECTRIC VEHICLES CORP.

Tenant

Dated: August 3, 2012

Premises:                                             Premises at 295 Locust Avenue and Parking Lot
Bronx, New York

LEASE

THIS LEASE, made as of the 3rd day of August, 2012 (the “Commencement Date”), between 295 LOCUST ASSOCIATES LLC, a New York limited liability company (“Landlord”), and SMITH ELECTRIC VEHICLES CORP., a Delaware corporation (“Tenant”);

RECITALS

A.                                    Landlord is the owner of the real property described in Exhibit “A” annexed hereto, consisting of Block 2598, Lots 46, 74 and 86 on the tax map of the City of New York.

B.                                    Landlord desires to lease such property to Tenant, and Tenant desires to lease such property from Landlord, upon the terms and conditions set forth in this Lease.

NOW, THEREFORE, the parties hereto, for themselves and their respective successors and assigns, hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

Section 1.1.

(a)                                 Property Address: 295 Locust Avenue, Bronx, New York

(b)                                 Landlord’s Address (for notices): c/o Simone Development Companies, L.L.C., 1250 Waters Place, Bronx, New York 10801, Attention: Mr. Joseph Simone; with a copy c/o Hutch Management LLC, 1250 Waters Place, Bronx, New York 10461; Attention, Mr. Joseph Kelleher

(c)                                  Tenant’s Address (for notices): 12200 NW Ambassador Drive, Suite 326, Kansas City, Missouri 64163

(d)                                 Term: The period beginning on the Commencement Date and ending on the Expiration Date, as the same may be extended pursuant to Article 22 of this Lease.

(e)                                  Commencement Date: The Commencement Date shall be the date of this Lease. The “Possession Date” shall be the date of the earliest to occur of (i) substantial completion of the Landlord’s Initial Work (“Substantial Completion of the Premises”; “substantial completion” means the completion of the applicable work and the delivery of the Premises to Tenant vacant and broom clean, except for minor items of finish work or “punch list” items that do not materially affect Tenant’s ability to conduct business in the Premises), or

(ii) the date on which Tenant, or anyone claiming under or through Tenant, first occupies the Premises or any portion thereof for the conduct of Tenant’s business (Tenant acknowledging that if it desires to occupy the Premises prior to Substantial Completion of the Premises, it may do so only pursuant to the express provisions of Section 6.2 of this Lease). The “Rent Commencement Date” shall be the Possession Date. Landlord agrees to use commercially reasonable efforts to cause Substantial Completion of the Premises to occur not more than ninety (90) days after the Commencement Date, subject to delays caused by factors beyond Landlord’s reasonable control.

(f)                                   Expiration Date: June 30, 2023.

(g)                                  Initial Fixed Rent: $889,200.00 per annum ($74,100.00 per month). In addition, there shall be a Supplemental Fixed Rent in the amount of $16,200.00 per annum ($1,350.00 per month) payable for the first sixty (60) full calendar months following the Rent Commencement Date.

(h)                                 Annual Percentage Increase in Fixed Rent: three percent (3%). Such increase shall not apply to the Supplemental Fixed Rent described in Section 1.1(g) above.

(i)                                     Address for Payment of Rent: c/o Hutch Management LLC, 1250 Waters Place, Bronx, New York 10461

(j)                                    Tenant’s Use: Service of vehicles, assembly of vehicles and automotive or vehicle products, sales of the foregoing items, office, warehouse and storage, and uses reasonably ancillary thereto, each to the extent permitted by law. The parking lot located on Lots 74 and 86 may be used only for parking.

(k)                                 Security Deposit: Letter of Credit described in Article 21.

ARTICLE 2

PREMISES AND TERM

Section 2.1.                                 Landlord, in consideration of the rents herein reserved and the terms, provisions, covenants and agreements on the part of Tenant to be kept, observed and performed; does hereby lease and demise unto Tenant, and Tenant does hereby hire and take from Landlord, the land (the “Land”) and the improvements to be constructed on the Land (the “Building”) at the address set forth in Section 1.1.(a) above and as more particularly described in Exhibit “A” annexed hereto and made a part hereof (the Land and the Building are collectively referred to herein as the “Premises”). The Building is located on Block 2598, Lot 46 and consists of approximately 90,000 rentable square feet. Block 2598, Lots 74 and 86 contain a parking lot serving the Building.

SUBJECT TO any and all existing encumbrances, conditions, rights, covenants, easements and restrictions, whether recorded or unrecorded, and all zoning matters, building laws, regulations and codes, and such matters as may be disclosed by an accurate survey or inspection.

TO HAVE AND TO HOLD the Premises for the Term, at the rent and upon the conditions provided in this Lease.

Section 2.2.                                 The term (the “Term”) of this Lease shall be the period set forth in Section 1.1(d) of this Lease, commencing on the Commencement Date set forth in Section 1.1(e) of this Lease (the “Commencement Date”) and expiring on the Expiration Date set forth in Section 1.1(f) of this Lease (the “Expiration Date”), unless sooner terminated as hereinafter provided or pursuant to law. Upon the occurrence of the Rent Commencement Date, Landlord and Tenant shall enter into a Possession Date Agreement, setting forth the Possession Date, the Rent Commencement Date and the Expiration Date, in the form of Exhibit “B” annexed hereto.

Section 2.3.                                 Simultaneously with the execution and delivery of this Lease, Tenant is entering into a “straight-lease” transaction with the New York City Industrial Development Agency (“IDA”) with respect to the Premises (the “IDA Transaction”). In connection with the IDA Transaction, Landlord, Tenant and IDA are entering into various documents (collectively, the “IDA Documents”), including without limitation the following:

(a)              Prime Lease Agreement between Landlord, as lessor, and IDA, as lessee (the “Prime Lease”);

(b)              Overlease Agreement, between IDA, as lessor, and Landlord, as lessee (the “Overlease Agreement”);

(c)               This Lease, which shall be a sub-sublease of the Premises;

(d)              Company Lease Agreement between Tenant, as lessor, and IDA, as lessee (the “Company Lease”); and

(e)               Agency Lease Agreement between IDA, as lessor, and Tenant, as lessee (the “Agency Lease”).

Tenant shall pay, or on demand shall reimburse Landlord for, all actual, out-of-pocket expenses incurred by Landlord in connection with the IDA Transaction, including, without limitation, Landlord’s and Landlord’s mortgagee’s attorneys’ fees and expenses (provided, however, that with respect to this Lease, Tenant’s responsibility for Landlord’s and Landlord’s mortgagee’s costs and expenses shall be limited to attorneys’ fees and expenses relating to this Section 2.3 or incurred specifically in connection with the IDA Transaction). Tenant acknowledges that Landlord shall not suffer any detriment in connection with the IDA Transaction, and in furtherance of the foregoing, Tenant agrees that (i) Tenant shall timely comply with all of its obligations under the IDA Documents, (ii) Tenant shall indemnify and hold Landlord harmless against any costs, expenses, claims, losses and liabilities incurred by or asserted against Landlord in connection with the IDA Transaction and the IDA Documents, including, without limitation, any recapture of any Benefits or Impositions (as such terms are defined in the Agency Lease) or any other tax benefits set forth in the IDA Documents, and (iii)

any default by Tenant beyond any applicable grace period under any IDA Document shall constitute an Event of Default under this Lease.

Landlord agrees that so long as no Event of Default shall have occurred and be continuing, Landlord shall not exercise the rights of “Owner” to terminate the Overlease Agreement pursuant to Section 17(b) thereof.

ARTICLE 3

FIXED RENT AND ADDITIONAL RENT

Section 3.1.                                 (a) Beginning on the Rent Commencement Date, Tenant shall pay to Landlord fixed rent (the “Fixed Rent”) for the Premises during the Term in the amount set forth in Section 1.1(g) of this Lease. On each anniversary of the Rent Commencement Date, the Fixed Rent shall be increased by the percentage set forth in Section 1.1(h) of this Lease (provided, however, that if the Rent Commencement Date does not occur on the first day of a calendar month, the Fixed Rent shall be increased by the percentage set forth in Section 1.1(h) of this Lease on the day after the last day of the twelfth (12th) full calendar month following the Rent Commencement Date (the “First Increase Date”) and subsequently on each anniversary of the First Increase Date.

(b)                            Beginning on the Rent Commencement Date (or on the first day of the first calendar month beginning after the Rent Commencement Date if the Rent Commencement Date is not the first day of a calendar month), Tenant shall, in addition to the payments of Fixed Rent under clause (a) of this Section 3.1, pay to Landlord the Supplemental Fixed Rent in the amount set forth in Section 1.1(g) of this Lease (the “Supplemental Fixed Rent”). The Supplemental Fixed Rent shall be payable only for the first sixty (60) full calendar months of the period beginning on the Rent Commencement Date.

(c)                             The Fixed Rent and the Supplemental Fixed Rent shall be payable in equal monthly installments in advance on the first day of each and every month during the Term, beginning on the Rent Commencement Date, without demand therefor and without offset or deduction of any kind whatsoever. If the Rent Commencement Date occurs on a date which is not the first day of a calendar month, the installment of Fixed Rent for such partial month shall be appropriately prorated. Tenant shall pay the first month’s installment of Fixed Rent simultaneously with its execution and delivery of this Lease to Landlord.

Section 3.2.                                 From and after the Possession Date, Tenant shall also pay as additional rent (the “Additional Rent”) all other amounts, liabilities and obligations as set forth herein as Tenant’s obligations, and all interest and penalties that may accrue thereon in the event of Tenant’s failure to pay such amounts when due, and all damages, costs and expenses which Landlord may incur by reason of any Event of Default of Tenant, all of which Tenant hereby agrees to pay within twenty (20) days after demand or as is otherwise provided herein. Upon any failure on the part of Tenant to pay any of the Additional Rent, Landlord shall have all rights, powers and remedies provided either in this Lease or by Statute or otherwise in the case of non-payment of the Fixed Rent.

Section 3.3.                                 All Fixed Rent and Additional Rent payable hereunder (collectively, “Rent”) shall be made payable to Landlord and sent to Landlord at the address set forth in Section 1.1(i) of this Lease or at such other place(s) as may be designated by notice from Landlord to Tenant from time to time, and shall be made in lawful money of the United States.

ARTICLE 4

IMPOSITIONS

Section 4.1.                                 For the purposes of this Article and other provisions of this Lease:

(a)                                 (1)  The term “Taxes” shall mean the aggregate amount of all real estate taxes, payments in lieu of taxes (whether under the IDA Documents or otherwise; such payments being referred to as “PILOT”) due to any governmental entity, personal property taxes and any general or special assessments assessed or imposed upon or in respect of the Property, including business improvement districts and assessments for public improvements or benefits to the Building, the Land, or the locality in which the Land is situated to the extent assessed against the Property, and taxes, assessments and charges in respect of any fixtures, equipment, facilities, systems or personal property of Landlord used solely in connection with the Building or the Land.

(2)                                 Income, estate, succession, inheritance, transfer and franchise taxes shall be excluded from Taxes; provided, however, that if the method of taxation of real estate is changed and as a result thereof any other tax or assessment, however denominated and including any franchise, income, profit, use, occupancy, gross receipts or rental tax, shall be imposed upon Landlord or the owner of the Property or the rents or income therefrom, in substitution for or in addition to, in whole or in part, any of the taxes or assessments listed in the preceding sentence, such other tax or assessment shall be included in and deemed part of Taxes, but calculated for this purpose as if the Property and all appurtenances thereto were the only property of Landlord.

(3)                                 The amount of any special assessments for public improvements or benefits to be included in Taxes for any year, in the case where the same may at the option of the taxpayer be paid in installments, shall be limited to the amount of the installment due in respect of such year, together with any interest payable in connection therewith (other than interest payable by reason of the delinquent payment of such installments).

(b)                                 The term “Tax Year” shall mean each period from July 1 through June 30 (or such other fiscal period as may hereafter be adopted by the City or State of New York as the fiscal year for any tax, levy or charge included in Taxes).

(c)                                  The term “Tenant’s Tax Percentage” shall mean one hundred percent (100%).

(d)                                 Tenant shall be entitled to receive the full benefit of any refunds (after deducting any costs of obtaining the same), credits or abatements against or relating to the Taxes, and Landlord agrees to reasonably cooperate with Tenant with respect thereto (with Tenant required to pay, or reimburse Landlord for, any actual, out-of-pocket expenses of Landlord relating thereto), and Landlord shall not, without Tenant’s prior written consent, intentionally take any action which would cause Tenant to lose the benefit of any currently existing tax credits or tax abatements.

Section 4.2.                                 Beginning as of the Rent Commencement Date, for each Tax Year any part of which occurs during the Term, Tenant shall pay to Landlord an amount (the “Tax Payment”) equal to Tenant’s Tax Percentage of the Taxes for such Tax Year. Such payments shall be made as provided in Section 4.3.

Section 4.3.                                 Tenant shall make any applicable PILOT payments directly to the governmental authority to which such amounts are payable on or before the date any such amounts are due and payable. Tenant shall indemnify and hold Landlord harmless against any costs, expenses, claims, losses and liabilities that Landlord may incur as a result of any failure by Tenant to timely make any PILOT payments. If for any reason the benefits of PILOT under the IDA Documents cease to be available (whether or not as a result of any act or omission of Tenant) and the Premises become subject to full real estate taxation, Tenant shall be responsible for the Taxes applicable to the Premises following such cessation, and if there is any recapture of tax benefits provided under the IDA Documents, Tenant shall be fully responsible for the payment of the recapture amount and shall indemnify and hold Landlord harmless against any costs, expenses, claims, losses and liabilities resulting therefrom. If in any Tax Year payments of other Taxes (i.e., Taxes other than PILOT) for such Tax Year are reasonably estimated by Landlord to be in the amount of $100,000.00 or more, then Landlord shall give Tenant, prior to or after commencement of each Tax Year, a notice setting forth Landlord’s estimate of the Tax Payments on account of Taxes for such Tax Year. Tenant shall make such Tax Payments in twelve (12) installments on the first day of each month during the Tax Year, in amounts sufficient to provide Landlord by the date that is thirty (30) days prior to the date that any installment of Taxes shall be due, a sum equal to Tenant’s Tax Percentage of the amount that will be due therefor. Such estimate on account of Taxes, as the same may be amended as set forth herein, shall be based on (a) Taxes for the then current Tax Year if the tax rate and tentative or actual assessment are then known or (b) if such information is not then available, 105% of Taxes for the Tax Year immediately prior to the then current Tax Year. Landlord may amend such estimate by notice given to Tenant from time to time to reflect additional information about Taxes that comes to Landlord’s attention or to correct any error made in any prior estimate; said notice may require an increase in one or more monthly Tax Payments and the Tax Payments shall be adjusted or made as provided in said notice. If Landlord gives any such estimate for a Tax Year subsequent to the commencement thereof, then until the first day of the month following the month in which such estimate is given to Tenant, Tenant shall pay to Landlord on the first day of each month in such Tax Year a monthly Tax Payment equal to 105% of the monthly Tax Payment payable by Tenant under this Section in the last full month of the preceding Tax Year. Promptly after receipt by Landlord of bills for Taxes, Landlord shall give notice to Tenant of the amount thereof and the computation of the Tax Payments on account thereof, and (i) in the event of a deficiency, Tenant shall pay to Landlord the amount thereof within thirty (30) days after demand therefor, or (ii) in the event of an overpayment, Landlord shall refund to Tenant the amount thereof or, at Landlord’s option, permit Tenant to credit the amount thereof against subsequent payments under this Article. Furthermore, on the Rent Commencement Date, Tenant shall pay to Landlord (i) the amount of Taxes for the period beginning on the Rent Commencement Date and ending on the next succeeding June 30 (if the Rent Commencement Date occurs in the first six months of a calendar year) or December 31 (if the Rent Commencement Date occurs in the last six months of a calendar year), plus (ii) an amount which, together with the next succeeding monthly payments to be made by Tenant under this Section 4.3, will provide to Landlord the amount of Landlord’s reasonable estimate of the Taxes to be payable to The City of New York for the next succeeding six-month fiscal tax period. If in any Tax Year payments of other Taxes (i.e., Taxes other than PILOT) for such Tax Year are reasonably estimated by Landlord to be less than $100,000.00, then Tenant shall pay to Landlord the amount due within ten days after receipt from Landlord of a copy of the applicable tax bills. Provided Tenant timely pays the installments of Taxes as provided herein, Landlord shall pay the Taxes prior to delinquency.

Section 4.4.                                 If Landlord receives a refund or credit of Taxes with respect to any Tax Year, or portion thereof, during the portion of the Term commencing on the Rent Commencement Date, then Landlord shall either pay to Tenant, or permit Tenant to credit against subsequent payments under this Article, Tenant’s Tax Percentage of the net refund or credit (after deducting from such refund the costs and expenses of obtaining same (including actual legal fees and expenses)); provided, however, such payment or credit to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year. Only Landlord shall be permitted to conduct tax reduction proceedings; provided, however, that (i) if Landlord fails to institute tax reduction proceedings for a particular Tax Year, which failure continues for thirty (30) days after Landlord’s receipt of a written notice from Tenant, or (ii) after the final determination in a tax reduction proceeding Tenant determines that it wishes to seek a further reduction, then Tenant, at Tenant’s expense, may institute and prosecute such proceedings. Tenant shall not be responsible for any costs or expenses of any unsuccessful tax reduction proceeding, unless such tax reduction proceeding was undertaken at Tenant’s specific request.

Section 4.5.                                 If the Rent Commencement Date occurs other than on the first day of a Tax Year or a Tax Year ends after the Expiration Date, any Additional Rent in respect thereof payable under this Article shall be equitably prorated to correspond to that portion of such Tax Year occurring within the Term; provided, however, that PILOT shall be paid by Tenant beginning as of the date such PILOT payments commence under the IDA Documents.

Section 4.6.                                 If at any time during the Term, a tax or excise on Rents or other tax, however described, is levied or assessed against Landlord as a substitute in whole or in part for any Taxes otherwise payable by Tenant under this Article 4, Tenant shall pay and discharge such tax or excise on Rents or other tax before it becomes delinquent, and the same shall be deemed to be Taxes levied against the Premises.

ARTICLE 5

USE OF PREMISES

Section 5.1.                                 The premises may be used and occupied for the use set forth in Section 1.1(j) of this Lease, provided, however, that any use requiring a governmental approval, license or permit shall be conducted only at such times as the applicable approval, license or permit is in effect. Tenant shall be solely responsible, at Tenant’s expense, for obtaining and maintaining in effect all approvals, licenses and permits necessary for the conduct of Tenant’s business. Upon request, Tenant shall deliver copies of all such instruments to Landlord. If Landlord approves in writing a proposed assignment or sublease after review of a request therefor specifying in reasonable detail the proposed use of the prospective assignee or subtenant, then the proposed use of the assignee or subtenant shall be permitted hereunder.

Section 5.2.                            Tenant, at Tenant’s sole cost and expense, shall obtain all utility service for the Premises, which shall be separately metered pursuant to meters installed by Landlord. Landlord shall not be required to furnish any such service to Tenant.

ARTICLE 6

CONDITION OF PREMISES, ALTERATIONS AND REPAIRS

Section 6.1.                                 Landlord or Landlord’s General Contractor shall perform the work set forth in Exhibit “C” annexed hereto (the “Landlord’s Initial Work”). Landlord has not made and does not make any representations or warranties as to the physical condition, expenses, operation and maintenance, or any other matter or thing affecting or related to the Premises. As used herein, the term “Landlord’s General Contractor” means a general contractor or construction manager selected by Landlord which shall be responsible for the performance of Landlord’s Initial Work (which may be Landlord if Landlord elects to act in such capacity).

Section 6.2.                                 Tenant shall contract directly for materials and labor for any work that Tenant desires to perform to prepare the Premises for Tenant’s occupancy in addition to Landlord’s Initial Work (“Tenant’s Initial Work”). The provisions of Section 6.5 below relating to Alterations shall also apply to Tenant’s Initial Work. To the extent the same does not interfere with the performance of Landlord’s Initial Work, Tenant may, without being deemed to have accepted possession of the Premises, enter the Premises prior to the Possession Date for the purpose of performing Tenant’s Initial Work simultaneously with Landlord’s Initial Work, and the parties shall cooperate in order to coordinate such activities (and, notwithstanding any provision of this Lease to the effect that an obligation of Tenant begins on the Possession Date, the indemnification and insurance provisions of this Lease shall apply to any entry or activities of Tenant on or about the Premises prior to the Possession Date).

Section 6.3.                                 Landlord shall be responsible for all structural and roof repairs and replacements to the Premises, except that Tenant shall be responsible for any such repairs or replacements that result from the negligent or wrongful acts or omissions of Tenant or Tenant’s agents, contractors or employees, or any other person claiming by, through or under Tenant. Subject to the immediately preceding sentence, Tenant shall keep the Premises and the adjoining sidewalks and curbs clean, and in good condition and repair, free or accumulations of dirt, rubbish, snow and ice, and Tenant shall make all repairs and replacements and perform all maintenance necessary to maintain the Premises and any sidewalks and curbs in good condition and repair (except that Landlord shall be responsible for any such repairs or replacements that result from the negligent or wrongful acts or omissions of Landlord or Landlord’s agents, contractors or employees, or any other person claiming by, through or under Landlord). Except as otherwise expressly set forth in this Section 6.3, Landlord shall not be required to furnish any services or facilities or to make any repairs or alterations to the Premises and Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, maintenance and management of the Premises, including, without limitation, maintenance of doors and systems (including, without limitation, electrical, heating, ventilating and air-conditioning and plumbing systems serving the Premises) and grading, paving, fencing, maintaining, repairing and lighting the parking area included in the Premises. Tenant shall be responsible for the cure and discharge of record of any municipal violations affecting the Premises, other than violations existing as of the Possession Date and violations caused by Landlord’s acts.

Section 6.4.                            Except for Landlord’s Initial Work or as set forth in Section 6.3 above, Landlord shall not be responsible for any alterations of or repairs to the Premises or the Building of any nature. Landlord shall deliver possession of the Premises on the Possession Date in their “as-is” condition, with Landlord’s Initial Work completed and all mechanical and plumbing systems in working order.

Section 6.5.                                 (a) Tenant shall not make any changes, alterations, installations, additions or improvements in or to the Premises, or any other changes, alterations, installations, additions or improvements (any of the foregoing being referred to as an “Alteration”), without the prior written consent of Landlord, which consent may be withheld in the sole discretion of any such person (except that Landlord will not unreasonably withhold its consent to interior, non-structural Alterations that do not adversely affect building systems, and Landlord’s consent shall not be required for interior, non-structural Alterations that do not adversely affect building systems have a cost not exceeding $100,000 per year in the aggregate; Tenant agreeing to provide prior written notice of any such Alteration not requiring Landlord’s consent).

(b)                            Prior to making the Alteration, Tenant, at its expense, shall (i) obtain all permits, approvals and certificates required by any governmental authorities and (upon completion) certificates of final approval thereof, (ii) obtain Landlord’s approval of the detailed plans and specifications for any proposed Alterations, if applicable, which approval shall not be unreasonably withheld or delayed, and (iii) carry and cause Tenant’s contractors and sub-contractors to carry such worker’s compensation, general liability, personal and property damage and builder’s risk insurance as Landlord may from time to time require.

(c)                             In connection with any Alterations either requiring a building permit or as to which Landlord reasonably determines that it requires the advice of outside consultants, Tenant shall pay to Landlord, within thirty days after a written request accompanied by reasonable supporting documentation, the customary, actual, out-of-pocket costs and expenses of Landlord relating thereto, including, without limitations, (i) the fees and disbursements of Landlord’s counsel, (ii) the cost of reviewing the plans and specifications for any proposed Alteration and any changes thereto (including, without limitation, the fees and expenses of any architect and/or engineer retained by Landlord for such purpose), and (iii) the cost of inspecting any Alteration to determine whether the same is being performed in accordance with the approved plans and specifications and all applicable legal requirements and insurance requirements (including, without limitations, the fees and expenses of any architect and/or engineer retained by Landlord for such purpose).

Section 6.6.                            All fixtures, structures and other improvements installed in or upon the Premises at any time during the Term shall become the property of Landlord and shall remain upon and be surrendered with the Premises unless Landlord, by notice to Tenant given at the time Landlord consents to the applicable Alteration or installation, elects to have the same removed or demolished by Tenant, in which event the same shall be removed from the Premises by Tenant prior to the Expiration Date, at Tenant’s expense. Nothing in this Article shall be construed to prevent the removal of trade fixtures by Tenant, but upon removal of any such trade fixtures from the Premises or upon removal of other installations as may be required by Landlord, Tenant shall immediately and at its expense repair and restore the Premises to the condition existing prior to such installation and Tenant shall repair any damage to the Premises caused by such removal. All property required to be removed by Tenant at the end of the Term remaining in the Premises after Tenant’s removal shall be deemed abandoned and may, at the election of the Landlord, either be retained as Landlord’s property or may be removed from the Premises by Landlord at Tenant’s expense. The provisions of this Section 6.5 shall survive the expiration or earlier termination of this Lease.

Section 6.7.                                 In no event shall any portion of the Building be demolished without Landlord’s prior written consent, which may be withheld in the sole discretion of Landlord.

ARTICLE 7

INSURANCE

Section 7.1.                                 Throughout the Term, Tenant shall, at its own cost and expense, provide and keep in force, for the benefit of Landlord and Tenant, (a) commercial general liability insurance protecting and indemnifying Landlord and Tenant against all claims for damages to person or property or for loss of life or of property occurring upon, in, or about the Premises and the streets sidewalks, curbs and other areas adjacent thereto, in limits of at least $5,000,000.00 combined single limit (a portion of which may be in the form of excess liability coverage) or such greater limits as may be required from time to time by the holder of any mortgage covering the Premises or the lessor of any underlying lease affecting the Premises, or as may be reasonably required from time to time by Landlord, consistent with insurance coverage on properties similarly constructed, occupied and maintained; and (b) property insurance for full replacement cost covering all of Tenant’s machinery, equipment, furniture and fixtures, goods, wares, merchandise, all improvements and betterments (whether furnished by Landlord or Tenant), property of others for which Tenant is responsible, and business interruption insurance, all in sufficient amounts to insure against loss or damage caused by fire and “special” or “all risk” perils. Certificates of all such policies shall be delivered to Landlord promptly after the execution hereof. Such policies shall also be maintained with proper endorsements during any alterations or construction. All such policies of insurance under this Section 7.1 shall name Landlord and any mortgagee of the Premises as additional insureds. Landlord shall maintain property, rent and flood insurance covering the Building and the Premises (“Landlord’s Insurance”). Tenant shall within five (5) days after a request by Landlord pay all premiums and other costs and expenses with respect to Landlord’s Insurance, or reimburse Landlord for, the amount of such premiums and other costs and expenses, to the extent the same exceeds $11,721.00 per annum.

Section 7.2.                                 The insurance required to be maintained by Tenant by Section 7.1 above, at the option of Tenant, may be effected by blanket policies issued to Tenant covering the Premises and other properties owned or leased by Tenant, provided that the policies otherwise comply with the provisions of this Article 7 and allocate to the Premises the specified coverage, without possibility of reduction or coinsurance by reason, of, or damage to, any other premises named therein, and if the insurance required by this Article 7 shall be effected by any such blanket policies, Tenant shall furnish to Landlord certificates of insurance satisfactory to Landlord, showing the insurance afforded by such policies, applicable to the Premises and naming Landlord as an additional insured.

Section 7.3.                                 Whenever under the terms of this Lease Tenant is required to maintain insurance for the benefit of Landlord, such insurance policies shall be carried in favor of Landlord and Tenant, as their respective interests may appear. In the event that the Premises shall be subject to any mortgage, the insurance shall, if required by such mortgage, also be issued in the name of such mortgagee as an additional insured. Certificates thereof shall be delivered to Landlord and any such mortgagee if required. All insurance shall contain endorsements to the effect that such policies will not be modified, altered or canceled without at least thirty (30) days prior written notice to Landlord and any such mortgagee, and that the act or omission of Tenant will not invalidate the policy as to Landlord or such mortgagee.

Section 7.4.                                 All of the above mentioned insurance policies and/or certificates shall be obtained by Tenant and delivered to Landlord on or prior to the Possession Date, and thereafter as provided for herein, and shall be written by insurance companies of recognized responsibility which are reasonably satisfactory to Landlord and any mortgagee.

Section 7.5.                                 At least thirty (30) days prior to the expiration of any policy of insurance, Tenant shall renew such insurance, by delivering to Landlord, within such period of time, the original policies or certificates of insurance, together with proof of payment of all premiums therefor.

Section 7.6.                                 Tenant shall not violate, or permit to be violated, any of the conditions of any of such policies of insurance; and Tenant shall perform and satisfy the requirements of the companies writing such policies so that companies of good standing, reasonably satisfactory to Landlord, shall be willing to write and/or continue such insurance.

Section 7.7.                                 Each party, at its own cost, shall procure an appropriate clause in, or endorsement to, any of its insurance policies covering the Premises or any interest therein, pursuant to which the insurer waives its right of subrogation against the other party, or if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the insured waives the right of recovery against any party responsible for a casualty covered by the policy prior to the casualty or (b) any other form of permission for the release of the other party.

Section 7.8.                                 Each party hereby releases the other party as to any claim (including a claim for negligence) which might otherwise have against the other party for loss, damage or destruction to its property (including rental value or business interruption) occurring during the Term to the extent that it is insured under a policy containing a waiver of subrogation or permission to release liability or naming the other party as an additional insured, as provided in this Article 7.

Section 7.9.                                 The waiver of subrogation or permission for release referred to in this Article 7 shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other parsons using or visiting the Premises. Nothing contained in this Article 7 shall be deemed to relieve Tenant of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any provisions regarding the non abatement of Rent provided for elsewhere in this Lease.

ARTICLE 8

DAMAGE OR DESTRUCTION

Section 8.1.                                 If the Premises or any part thereof shall be damaged by fire or other casualty, then except as otherwise provided in this Article 8, this Lease shall be unaffected thereby and shall continue in full force and effect. Tenant shall give immediate notice of any such damage to Landlord, and Landlord shall, subject to Sections 8.2 and 8.3 below, cause such damage to be remedied or repaired by restoring the Premises to the condition existing immediately prior to such damage or destruction.

Section 8.2.                                 Notwithstanding the provisions of Section 8.1 hereof, in the event of (a) a Major Casualty (as hereinafter defined), Landlord, at its option, may terminate this Lease by giving written notice of termination to Tenant, in which event this Lease shall terminate thirty (30) days after the giving of such notice and all Fixed Rent and Additional Rent shall be apportioned as of the date of such Major Casualty and paid by Tenant to Landlord to the extent not previously paid. Tenant shall remove all of its property and equipment from the Premises not later than such date of termination. For the purposes of this Section 8.2, a Major Casualty shall mean damage or destruction to the Premises or the Building (i) having a cost of repair or restoration in excess of $500,000.00, or (ii) requiring, in the reasonable judgment of a licensed architect selected by Landlord, more than one hundred eighty (180) days to repair or restore. If this Lease is not terminated, Fixed Rent shall be abated for the portion of the Premises that is not usable by Tenant for the period of time such portion is unusable, including any portion of the Premises which is not damaged but is rendered unusable as a result of damage to any other part of the Premises. Furthermore, Tenant shall have the right to terminate this Lease if (a) the Major Casualty occurs during the last year of the Term (or during the last year of any Extended Term under Article 22 if the applicable extension option for such Extended Term shall have been exercised), or (b) more than one hundred eighty (180) days would be required to repair or restore the damage to the Premises.

Section 8.3.                                 If this Lease is not terminated in accordance with Section 8.2 hereof, Landlord shall repair and restore the Building and the structural elements and building systems of the Premises substantially to their condition immediately prior to the casualty, provided that no Event of Default by Tenant shall have occurred and then be continuing.

ARTICLE 9

CONDEMNATION

Section 9.1.                                 Whenever used in this Article, the term “Taking” shall mean the vesting of title to the Premises or any part thereof by a governmental or other authority pursuant to the exercise of the power of condemnation or eminent domain, and the term “Vesting Date” shall mean the date of the Taking.

Section 9.2.                                 In the event of a Taking of all or substantially all of the Premises, this Lease shall terminate as of the Vesting Date and the Rent shall be apportioned to the date of termination.

Section 9.3.                                 In the event of a partial Taking of the Premises (other than for a temporary use), except as otherwise provided in this Article 9, this Lease shall continue in full force and effect as to the remaining portion of the Premises only, with an equitable adjustment of the Rent.

Section 9.4.                                 Notwithstanding the provisions of Section 9.1 hereof, in the event of a Major Partial Taking (as hereinafter defined), either Landlord or Tenant, at its option, may terminate this Lease by giving written notice of termination to the other, in which event this Lease shall terminate thirty (30) days after the giving of such notice and all Fixed Rent and Additional Rent shall be apportioned as of the date of such termination and paid by Tenant to Landlord to the extent not previously paid. Tenant shall remove all of its property and equipment from the Premises not later than such date of termination. For the purposes of this Section 9.4, a Major Partial Taking shall mean a partial Taking (i) of 25% or more of the square footage of the portion of the Building occupied by Tenant or any person claiming by, through or under Tenant, or (ii) of 25% or more of any parking area occupied by Tenant, or (iii) that would require that expenditure of an amount in excess of $100,000 for repair or restoration, or (iv) that would require, in the reasonable judgment of a licensed architect selected by Landlord, more than one hundred eighty (180) days to repair or restore, or (v) that in Tenant’s reasonable judgment renders the Premises unusable for Tenant’s business purposes.

Section 9.5.                                 In the event of any Taking, the proceeds of any award or payment shall be paid to Landlord. Tenant shall be entitled to make a claim for any damage to its trade fixtures and personal property and its relocation expenses, provided that no award therefor would reduce the award payable to Landlord or any mortgagee or underlying lessor. In the case of a partial Taking of the Premises, the award paid to Landlord shall be applied in accordance with Section 9.7 below.

Section 9.6.                                 In the event of a Taking of all or any portion of the Premises for a temporary use, the foregoing provisions of this Article shall be inapplicable thereto, this Lease shall continue in full force and effect without reduction or abatement of Rent and Tenant alone shall be entitled to make a claim for, recover and retain any award recoverable in respect of such temporary use, whether in the form of rental or otherwise. If the award is made in a lump sum covering a period beyond the Expiration Date or date of earlier termination of this Lease,

Landlord also shall be entitled to make a claim for and participate in the award, which shall be apportioned between Landlord and Tenant as of the Expiration Date or date of earlier termination of this Lease. If any temporary taking continues for more than one year, then either party may terminate this Lease upon thirty (30) days’ prior written notice to the other party, in which case neither party shall have any further obligations or liabilities except for those which expressly survive termination.

Section 9.7.                                 In the event of a partial Taking of the Premises (other than for temporary use), unless this Lease is terminated pursuant to this Article 9, (A) Landlord shall, to the extent of the net proceeds of the condemnation award obtained by Landlord, repair and restore the Building and the structural elements and building systems of the Premises to constitute a complete architectural unit, provided that (i) such application of the award is permitted by the lessor under any underlying lease and any holder of a mortgage affecting the Premises (and if such application is not so permitted, then either party may terminate this Lease by giving a notice of termination to the other party as provided in Section 9.4), and (ii) no default by Tenant shall have occurred and then be continuing, and (B) Tenant, at its expense, shall commence and proceed with due diligence to repair or reconstruct the interior and non-structural portions of the Premises and any alterations and improvements installed by Tenant therein. If this Lease is not terminated, then the condemnation proceeds received by Landlord shall be applied (i) first to pay any costs or expenses of any mortgagee in connection with the Taking, (ii) then, to restore the Building and the parking lot, (iii) then, to pay to or reimburse Tenant for the cost of restoring any leasehold improvements to the Premises constructed by Tenant, and (iv) then, any balance shall be retained by Landlord.

ARTICLE 10

ASSIGNMENT AND SUBLETTING

Section 10.1.                          (a) Tenant shall not, voluntarily, by operation of law or otherwise, except with the prior consent of Landlord, which may be given or withheld in Landlord’s sole discretion, assign or otherwise transfer this Lease, sublet all or any portion of the Premises (except for the documents listed in Section 2.3), allow the Premises to be occupied by others, or mortgage, pledge, encumber or otherwise hypothecate this Lease. Notwithstanding the foregoing, provided that there would be no prospective use of the Premises not set forth in Section 1.1(j) of this Lease, or if Landlord consents to a change in use as provided below, Tenant may (i) without Landlord’s consent but upon prior written notice to Landlord, sublet up to 25% of the rentable area of the Premises, (ii) with Landlord’s consent which shall not be unreasonably withheld or delayed, sublet other portions of the Premises (but not the whole of the Premises), and (iii) without Landlord’s consent assign this Lease or sublease all or portions of the Premises to any wholly owned subsidiary of Tenant, a parent company of Tenant or another entity which controls, is controlled by or is under common control with Tenant (any such entity described in this clause (iii) being referred to as an “Affiliate”). Landlord shall not unreasonably withhold or delay its consent to a change in use in connection with a proposed assignment or subletting that is otherwise permitted or consented to hereunder if the proposed use is permitted by applicable law and is not a retail use, a use involving pornography or adult entertainment, a noxious or hazardous use, a use that might increase the risks associated with Hazardous Materials or a “spill”, as such terms are used in Section 20.11 below, a use requiring additional parking requirements in excess of parking requirements for the use described in Section 1.1(j), or a use that might increase any burden on building systems.

(b)                                           If and so long as Tenant is a corporation, partnership or other legal entity, the following shall be deemed to be an assignment of this Lease: one or more sales or transfers of stock or partnership or other interests (voluntarily, by operation of law or otherwise), or the issuance of new stock or partnership or other interests, as a result of which an aggregate of 50% or more of Tenant’s stock or partnership or other interests shall be vested in parties who are not Affiliates, stockholders, partners or holders of any other beneficial interest or members of the immediate family of such any such party, as of the date hereof, provided, however, that the foregoing restrictions in this subsection (b) or subsection (a) above (other than the restriction on mortgages, pledges, encumbrances and hypothecations) shall not apply to transactions with a corporation, partnership or other legal entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred or to any corporation, partnership or other legal entity which controls Tenant or is under common control with Tenant. The provisions of this subparagraph (b) shall not apply to any corporation in which all the outstanding voting stock is, or following such transfer or transfers will be, listed on a national securities exchange or is traded in the over-the-counter market.

(c)                                            If this Lease is assigned or if the Premises or any part thereof is sublet or occupied by any person other than Tenant or the IDA, whether or not in violation of the provisions of this Lease, Landlord may collect rent from the assignee, subtenant or occupant. In either event, Landlord may apply the net amount collected to Fixed Rent and Additional Rent. In no event shall such an assignment, subletting or occupancy, or collection of rent as provided above, be deemed a waiver of any of the provisions of this Article, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease. The consent by Landlord to any action described in subparagraph (a) above shall not relieve Tenant of the obligation to obtain the consent of Landlord to any other or further action described in such subparagraph (a) not expressly permitted by this Article. Any action taken in violation of this Section 10.1 shall, at Landlord’s option, be null and void, and constitute an Event of Default (as hereinafter defined) under this Lease.

(d)                                           Any assignment or transfer, whether or not Landlord’s consent is required, shall be made only if and shall not be effective until the assignee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee assumes the obligations of Tenant under this Lease and whereby the assignee agrees that the provisions of this Article shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect of all future assignments and transfers. Notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease and whether or not the same requires Landlord’s consent hereunder, and notwithstanding the acceptance of Fixed Rent or Additional Rent by Landlord from an assignee, transferee, or any other person, the original Tenant herein named and any successors in interest of the original Tenant herein named shall remain fully liable (jointly and severally with any successor in interest, including the then Tenant) for the payment of Fixed Rent and Additional Rent and for the other obligations of Tenant under this Lease.

(e)                                            The acceptance by Landlord of any check drawn by a person other than Tenant in payment of Fixed Rent or Additional Rent shall not operate to vest in any person any right or interest in this Lease or in the Premises, nor shall the same be deemed to be the consent of Landlord to any assignment or transfer of this Lease.

(f)                                             Any subletting by Tenant (other than pursuant to the Company Lease or the Agency Lease) shall be conditioned upon the following:

(i)                                 no sublease shall be for a term ending later than the day before the Expiration Date,

(ii)                              no sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord, and

(iii)                           each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination or re-entry by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease and execute and deliver such instruments as Landlord may reasonably request to evidence and confirm such attornment, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any offset which may have accrued to such subtenant against Tenant, (3) bound by any prepayment of more than one month’s rent or additional rent, (4) obligated to make any payment to or on behalf of such subtenant or to perform any work in the subleased space or the Building, or (5) required to account for any security deposit not actually received by Landlord.

(g)                                            Tenant shall indemnify and hold Landlord harmless against any claims by any broker or finder in connection with any actual or proposed assignment or subletting, whether or not the same is entered into (and the provisions of this clause (g) shall survive the expiration or earlier termination of this Lease).

(h)                                           If Landlord gives its consent to any assignment of this Lease or to any sublease (other than pursuant to the Company Lease or the Agency Lease), Tenant shall in consideration therefor pay to Landlord:

(1)                                 in case of an assignment, an amount equal to one-half of all sums paid to Tenant by the assignee or any other person for or in connection with such assignment (including sums paid for the sale of Tenant’s fixtures and leasehold improvements used in the operation of the Premises but excluding vehicles, supplies, equipment and personal property used in the operation of Tenant’s business), less the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns, and Tenant’s actual out of pocket expenditures for legal fees, brokerage, advertising, construction allowance and other expenses related to such assignment), and

(2)                                 in the case of a sublease, one half of the amount of Sublease Profit. The term “Sublease Profit” shall mean (i) the sum of (A) any rents, additional charges or other consideration payable to Tenant, and (B) any sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property (less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns), less (ii) the sum of (C) the amount of Tenant’s out-of-pocket expenditures for legal fees and expenses, advertising, construction allowance, brokerage commissions and other expenses incurred in connection with the sublease, and (D) Fixed Rent and additional charges accruing during the term of the sublease in respect of the subleased space (at the rate per rentable square foot payable by Tenant hereunder). The deduction in clause (i)(B) for the next unamortized or undepreciated cost in the case of a sale described therein, and the deduction in clause (ii)(C) for expenditures for legal fees and expenses and brokerage commissions, shall each be made in equal monthly installments over the term of the sublease.

(3)                                 The sums payable to Landlord under this Section 10.1(h) shall be paid to Landlord as and when paid by the assignee, subtenant or any other person to Tenant.

(i)                                     Notwithstanding anything herein to the contrary, so long as the Agency Lease is in full force and effect, Tenant shall not assign this Lease or sublet all or any portion of the Premises without complying with the requirements of Section 8.9 of the Agency Lease.

ARTICLE 11

SUBORDINATION

Section 11.1.                          Subject to Section 11.4 below, this Lease is subject and subordinate to all ground or underlying leases of all or part of the Premises (including without limitation the Prime Lease and the Overlease Agreement) and to all mortgages of the Premises now or hereafter in effect and to all renewals, modifications, consolidations, replacements and extensions of any such ground or underlying leases and mortgages. To confirm such subordination, subject to Section 11.4 below, Tenant shall execute promptly any customary certificate or instrument that Landlord or any such ground or underlying lessor or holder may request.

Section 11.2.                          Subject to Section 11.4 below, upon the request of a ground or underlying lessor or the holder of a mortgage to which this Lease is or becomes subordinate, Tenant shall (i) execute, acknowledge and deliver to such lessor or holder an agreement to attorn to such lessor or holder as landlord if such lessor or holder becomes the landlord hereunder, and/or (ii) execute, acknowledge and deliver to such lessor or holder an agreement that such lessor or holder shall not be

(a)                                 subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord);

(b)                                 bound by any Fixed Rent, Additional Rent or other change which Tenant might have paid for more than one month in advance;

(c)                                  liable for any act or omission of any prior landlord (including Landlord);

(d)                                 bound by any modification of this Lease made without the consent of such lessor or holder after Tenant shall have notice of such lessor or holder; or

(e)                                  liable with respect to any portion of the Security Deposit unless actually received by such lessor or holder.

Section 11.3.                          If, in connection with the financing of the Premises, any lending institution, shall request reasonable modifications of this Lease that do not materially and adversely affect the rights and obligations of Tenant, Tenant shall make such modifications as shall be requested by such lending institution.

Section 11.4.                          Tenant shall not be required to subordinate its leasehold estate to any mortgage or ground or underlying lease, now or later in the Term, unless Tenant receives a subordination, non-disturbance and attornment agreement in a form then customarily used by institutional lenders making mortgage loans on commercial properties in the City of New York from such entity providing that so long as Tenant is not in default beyond applicable notice and cure periods provided in this Lease of (x) its obligations under the Lease and (y) any other terms, covenants and conditions of this Lease, Tenant’s leasehold estate will not be disturbed in any proceeding by the mortgagee or the ground or underlying lessor to enforce its rights against Landlord or the Property. Tenant covenants it will not unreasonably withhold, delay or condition its execution of such agreement, provided such agreement does not adversely affect (except to a de minimis extent) any of Tenant’s rights under this Lease and does not increase any of Tenant’s monetary obligations under this Lease. The provisions of this Section 11.4 shall not apply to the Prime Lease or the Overlease Agreement.

ARTICLE 12

OBLIGATIONS OF TENANT

Section 12.1.                          Tenant shall promptly comply with all present and future laws, ordinances, orders, rules, regulations, and requirements of all Federal, state, municipal or other governmental or quasi-governmental authorities or bodies then having jurisdiction over the Premises, whether or not the same may be within the present contemplation of the parties hereto. Landlord shall deliver the Premises to Tenant on the Possession Date in compliance with all applicable legal requirements relating to the construction of the Building (including without limitation the Americans With Disabilities Act); provided, however, that Tenant shall be responsible for compliance with all legal requirements relating to Tenant’s use and occupancy of the Premises for the use permitted hereby.

Section 12.2.                          Tenant shall indemnify Landlord against and save Landlord harmless from (a) any and all liabilities, claims, causes of actions, suits, damages and expenses (collectively, “Claims”) arising from (i) the use, occupancy, conduct of business in or management of the Premises by Tenant, Tenant’s agents, contractors and employees, or any person claiming by, through or under Tenant, (ii) any work or thing whatsoever done, or any condition created in or about the Premises and the Building during the Term, by Tenant or Tenant’s agents, employees or contractors or any person claiming by, through of under Tenant, (iii) any accident, loss of life, personal injury or property damage occurring on or about the Premises, or (iv) any negligent or otherwise wrongful act or omission of Tenant or any of its subtenants or licensees or its or their employees, agents, or contractors; and (b) all costs, expenses and liabilities incurred, including attorneys’ fees and disbursements, in connection with any of such Claims, except in each case to the extent caused by Landlord’s gross negligence or willful misconduct. If any action or proceeding shall be brought against Landlord by reason of any such Claims, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding by counsel chosen by Tenant who shall be reasonable satisfactory to Landlord. Tenant or its counsel shall keep Landlord fully apprised at all times of the status of such defense. The provisions of this Section 12.2 shall survive the expiration or earlier termination of this Lease.

Section 12.3.                          (a) If at any time during the Term (or within the statutory period thereafter if attributable to Tenant or Tenant’s subtenants or licensees), any mechanic’s or other lien or order for payment of money, which shall have been created or caused by, or results from the acts of, Tenant or Tenant’s subtenants or licensees; shall be filed against the Premises or any part thereof, Tenant, at its sole cost and expense, shall cause the same to be discharged by payment, bonding or otherwise, as provided by law, within thirty (30) days after notice to Tenant of the filing thereof. Tenant shall, upon request by Landlord in writing, defend for Landlord, at Tenant’s sole cost and expense, any action or proceeding which may be brought for the enforcement of any such lien or order for payment of money, and will pay any damages and satisfy and discharge any judgment entered in such action or proceeding and save Landlord harmless from any liability, claim or damage resulting therefrom. In default of Tenant’s procuring the discharge of any such lien Landlord may, without notice, and without prejudice to its other remedies hereunder, procure the discharge thereof by bonding or payment or otherwise, and all costs and expenses which Landlord may incur, together with interest thereon at the rate set forth in Section 14.2 of this Lease, shall be paid by Tenant to Landlord as Additional Rent forthwith. The provisions of this subparagraph (a) shall survive the expiration or earlier termination of this Lease.

(b)                                      Landlord shall not under any circumstances be liable to pay for any work, labor or services rendered or materials furnished to or for the account of Tenant upon or in connection with the Premises, and no mechanic’s or other lien for such work, labor or services or material furnished shall, under any circumstances, attach to or affect the reversionary interest of Landlord in and to the Premises or any alterations, repairs or improvements to be erected or made thereon. Nothing contained in this Lease shall be deemed or construed in any way as constituting the request or consent of Landlord, either express or implied, to any contractor, subcontractor, laborer, or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Tenant any right to contract for or permit the rendering of any services or the furnishing of any materials on behalf of Landlord that might give rise to the filing of any lien against the Premises.

(c)                                       If at any time during the Term, any mechanic’s lien which shall have been created or caused by, or results from the acts of, Landlord, shall be filed against the Premises or any part thereof, Landlord, at its sole cost and expense, shall cause the same to be discharged by payment, bonding or otherwise, as provided by law.

Section 12.4.                     Neither Landlord nor Landlord’s agents, officers or employees shall be liable for any loss or damage to the property of Tenant or others by reason of casualty, theft or otherwise, or for any injury or damage to persons or property, unless caused by the gross negligence or willful misconduct of Landlord’s agents or employees.

ARTICLE 13

DEFAULT BY TENANT

Section 13.1.                     Each of the following shall be deemed on event of default (an “Event of Default”) and a breach of this Lease by Tenant.

(a)                       If the Fixed Rent shall not be paid as and when the same shall become due and payable and such default shall continue for ten (10) days after written notice by Landlord to Tenant;

(b)                       If any Additional Rent shall not be paid as and when the same shall become due and payable, and such default shall continue for twenty (20) days after written notice by Landlord to Tenant;

(c)                        If Tenant fails to maintain any insurance required to be maintained by Tenant hereunder and such failure continues for ten (10) days after written notice by Landlord to Tenant;

(d)                       If Tenant shall default in the performance or observance of any of the other agreements, conditions, covenants or terms herein contained, and such default shall continued for thirty (30) days after written notice by Landlord to Tenant, or if such default is of such a nature that it cannot be completely remedied within such thirty (30) day period, if Tenant shall not commence within such thirty (30) day period to remedy such default and/or thereafter diligently prosecute the same to completion;

(e)                        If there is a violation by Tenant of the provisions of Article 10 of this Lease; or

(f)                         If (i) Tenant or any person guaranteeing Tenant’s obligations under this Lease (a “Guarantor”) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to Tenant or any Guarantor, or seeking to adjudicate Tenant or any Guarantor a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to Tenant or any Guarantor, or Tenant’s debts or the debts of any Guarantor, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for Tenant or any Guarantor or for all or any substantial part of its, his or her property; or (ii) Tenant or any Guarantor shall make a general assignment for the benefit of

Tenant’s or such Guarantor’s creditors; or (iii) there shall be commenced against Tenant or any Guarantor any case, proceeding or other action of a nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Tenant’s or such Guarantor’s property, which case, proceeding or other action (x) results in the entry of an order for relief or (y) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iv) Tenant or any Guarantor shall take any action consenting to or approving any of the acts set forth in clause (i), (ii) or (iii) above; or (v) Tenant or a Guarantor shall be unable to pay Tenant’s or such Guarantor’s debts as they become due or shall admit in writing Tenant’s or such Guarantor’s inability to pay its debts as they become due.

Section 13.2.                          Upon the occurrence of any one or more Events of Default, Landlord shall have the right thereafter to terminate and end this Lease and the Term hereby granted, as well as all of the right, title and interest of Tenant hereunder, by giving to Tenant a written notice of the termination of this Lease. Upon the expiration of the time fixed in such termination notice, which shall not be less than three (3) days after the giving thereof, this Lease and the Term hereby granted, as well as all of the right, title and interest of Tenant hereunder, shall wholly cease and expire in the same manner, and with the same force and effect (except as to Tenant’s liability as hereinafter provided) as if the expiration of time fixed in such notice were the end of the Term herein originally demised; and Tenant shall then immediately quit and surrender to Landlord the Premises, and Landlord may immediately or at any time thereafter re-enter the Premises, either by summary proceedings or by any suitable action or proceeding at law, and may repossess the same, and may remove any person therefrom. Tenant hereby waives any and all rights to recover or regain possession of the Premises or to reinstate or to redeem this Lease, as permitted or provided by any statute, law or decision now or hereafter in force; and Tenant hereby also waives the service of any further notice demanding Rent, or of intention to re-enter, as provided by any present or future statute, law or decision. Tenant further waives its right and agrees not to interpose any counterclaim in any summary proceeding which may be brought by Landlord against Tenant (except for compulsory counterclaims).

Section 13.3.                          In the event of a cancellation or termination of this Lease, either by operation of law, or by the issuance of a warrant of dispossess, or by the service of a notice of termination as above provided, or otherwise, or if Landlord re-enters the Premises as provided in Section 13.2 above, by reason of any Event of Default on the part of Tenant, (i) Tenant shall thereupon pay to Landlord any Fixed Rent and Additional Rent payable to the time of such termination of this Lease, or of such recovery of possession of the Premises or re-entry by Landlord, as the case may be, and (ii) Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a)                                 a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the then value of the excess, if any, of (1) the aggregate amount of Fixed Rent and Additional Rent which would have been payable by Tenant (conclusively presuming the average monthly Additional Rent to be the same as was payable for the last full calendar month immediately preceding such termination or re-entry) for the period commencing on the date of such termination of this Lease or the date of such re-entry, as the case may be, and ending on the date that would have been the Expiration Date if this Lease had not so terminated or if Landlord had not so re-entered the Premises, over (2) the aggregate rental value of the Premises for the same period, both discounted to their present value at the rate of 2% per annum; or

(b)                                 sums equal to the Fixed Rent and Additional Rent which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Premises, payable upon the due dates therefor (as provided in this Lease) following such termination or re-entry until the date that would have been the Expiration Date if this Lease had not so terminated or if Landlord had not so re-entered the Premises; provided however, that if Landlord shall relet the Premises during such period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred by Landlord in terminating this Lease or for re-entering the Premises and securing possession thereof, as well as the commercially reasonable expenses of reletting, including repairing, altering and preparing the Premises for new tenants, brokers’ commissions, attorneys’ fees and disbursements, and all other expenses, it being understood that any such reletting may be for a period shorter or longer than what would have been the unexpired portion of the Term if this Lease had not so terminated or if Landlord had not so re-entered the Premises, but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this Section 13.3 to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord. If the Premises or any part thereof is relet by Landlord for what would have been the unexpired portion of the Term if this Lease had not so terminated, or if Landlord had not so re-entered the Premises, the amount of rent set forth in any lease(s) in connection with such reletting shall, prima facie, be the fair and reasonable rental value of the Premises, or the applicable portion thereof, during the term of the reletting. Landlord shall have the right to relet the Premises or any part thereof in Landlord’s name or otherwise at such rental or rentals and upon such other terms and conditions, which may include concessions and free rent periods, as Landlord, in its sole judgment, shall determine. Landlord shall not be liable in any way for its failure or refusal to relet the Premises or any part thereof, or if the Premises or any part thereof is relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.

The right of Landlord to recover from Tenant the amounts specified in this Section 13.3 shall survive the issuance of any warrant of dispossess, re-entry by Landlord or other termination of this Lease.

Section 13.4.                          Suit or suits for the recovery of the damages described above, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if this Lease had not so terminated or had Landlord not so re-entered the Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default of Tenant hereunder. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or re-entry on the Premises for the default of Tenant under this Lease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount is greater than, equal to, or less than any of the sums referred to in Section 13.3.

Section 13.5.                          Tenant, on behalf of itself and any and all persons claiming through or under Tenant, does hereby waive and surrender all right and privilege which it, they or any of them might have under or by reason of any present or future law, to redeem the Premises or to have a continuance of this Lease after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease.

ARTICLE 14

LANDLORD’S RIGHT TO PERFORM TENANT’S OBLIGATIONS

Section 14.1.                          If Tenant shall default in the performance or observance of any of the agreements, conditions or covenants herein contained, which default remains uncured after the period for curing such default shall have elapsed, Landlord may immediately, or at any time thereafter, perform the same for the account of Tenant, and any actual out-of-pocket amount paid, or any expense or liability incurred, by Landlord in the performance of the same, shall be deemed to be Additional Rent payable forthwith by Tenant; and Landlord shall have the right to enter the Premises for the purpose of correcting or remedying such default and to remain therein until the same shall have been corrected or remedied.

Section 14.2.                          In the event Tenant shall fail to pay any Taxes or any insurance premium under Article 7 hereof, or any other sums due pursuant to this Lease other than Fixed Rent, following any cure period as set forth herein, Landlord may, but shall not be required to, pay any such items, premiums or sums, and shall thereupon become entitled to repayment from Tenant, on demand, of any amount so paid, together with interest thereon at the rate equal to the lesser of annual rate two percent (2%) in excess of the base or prime rate announced from time to time by JP Morgan Chase Bank or its successor, or the highest rate of interest which at such time shall be permitted under the laws of the State of New York, and the amount so due and payable shall constitute Additional Rent hereunder.

Section 14.3.                          No performance by Landlord of any of the obligations on Tenant’s part to be performed hereunder shall be deemed to be a waiver of Tenant’s default in the failure to perform the same, nor shall the performance thereof by Landlord release or relieve Tenant from any obligations on Tenant’s part to be performed under this Lease.

ARTICLE 15

NO WAIVER: CUMULATIVE REMEDIES

Section 15.1.                          No receipt of moneys by Landlord from Tenant after the termination or cancellation of this Lease shall reinstate, continue or extend the Term, or operate as a waiver of the right of Landlord to enforce the payment of Fixed Rent or Additional Rent then due, or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of the Premises by proper suit, action, proceeding or remedy, unless otherwise agree to in a writing signed by Landlord.

Section 15.2.                          The failure of Landlord or Tenant to enforce any agreement, condition, covenant or term shall not be deemed to waive or affect the right of Landlord or Tenant to enforce the same agreement, condition, covenant or term in the event of a subsequent default or breach.

Section 15.3.                          The receipt by Landlord of Rent with knowledge of the breach of any of the terms, covenants or conditions of this Lease shall not be deemed a waiver of such breach. The acceptance of any check or payment bearing or accompanied by any endorsement, legend or statements shall not constitute any change in or termination of this Lease or be deemed an accord and satisfaction. No surrender of the Premises by Tenant (prior to any termination of this Lease) shall be valid unless consented to in writing by Landlord.

Section 15.4.                          The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative, and no one of them, whether or not exercised by the Landlord, shall be deemed to be in exclusion of any of the others, or of any rights or remedies otherwise provided at law or in equity. In addition to the other remedies in this Lease provided, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the terms, covenants and conditions of this Lease or to a decree compelling performance of any of such terms, covenants and conditions as allowed by Law.

ARTICLE 16

ESTOPPEL CERTIFICATE; FINANCIAL STATEMENTS

Section 16.1.                          Tenant agrees that it shall, at any time and from time to time upon not less than ten (10) days’ prior notice by Landlord, execute and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications), the dates to which the Fixed Rent and Additional Rent have been paid, and stating whether or not Landlord is in default in keeping, observing or performing any term, covenants, agreement or condition contained in this Lease (and, if in default, specifying each such default); the Commencement Date, Possession Date and Expiration Date for the Term and any other matters reasonably requested by Landlord; it being intended that any such statements delivered pursuant to this Article 16 may be relied upon by Landlord or any prospective mortgagee or underlying lessor or any assignee of any mortgage upon the Premises, or any prospective purchaser of Landlord’s interest in the Premises.

Section 16.2                        Tenant shall furnish to Landlord within ninety (90) days after the end of Tenant’s fiscal year, Tenant’s most recent annual financial statements (balance sheets and profit and loss statements), certified by an independent certified public accountant, and such other information regarding the condition (financial or otherwise) of Tenant as the holder of a mortgage affecting the Premises reasonably requests.

ARTICLE 17

QUIET ENJOYMENT

Section 17.1.                          Upon payment of the Rent herein reserved and upon the due performance and observance of all the covenants, conditions and agreements herein contained on Tenant’s part to be performed and observed, Tenant shall at all times during the Term peaceably and quietly have, hold and enjoy the Premises, subject, nevertheless, to the terms and provisions of this Lease and any instrument to which this Lease is subordinate.

ARTICLE 18

END OF TERM

Section 18.1.                          Tenant shall, on the last day of the Term, or upon the earlier termination of this Lease, quit and surrender to Landlord the Premises vacant, free of all equipment, furniture and other personal property, and in good order and condition, reasonable wear and tear excepted, and Tenant shall remove or demolish all of the fixtures, fences and other improvements installed or constructed by Tenant to the extent Landlord shall have so designated pursuant to Section 6.5 of this Lease. Tenant shall repair any damage caused by the removal of any of its property. Tenant’s obligation to observe and perform this covenant shall survive the expiration or earlier termination of this Lease.

Section 18.2.                          Upon the expiration of the Term, or the earlier termination of this Lease, all Fixed Rent and Additional Rent and other items payable by Tenant under this Lease shall be apportioned as of the date of termination.

Section 18.3.                          Tenant shall have no right to occupy the Premises or any portion thereof after the expiration of this Lease or after termination of this Lease or of Tenant’s right to possession in consequence of an Event of Default hereunder. In the event Tenant or any party claiming by, through or under Tenant holds over (including failure to remove any personal property and fixtures required to be removed and failure to return the Premises to Landlord in the condition required hereunder) by the Expiration Date or earlier termination of this Lease, Landlord may exercise any and all remedies available to it at law or in equity to recover possession of the Premises, and Tenant shall indemnify and hold harmless Landlord in respect of any and all damages, costs, liabilities or expenses (including attorneys’ fees) suffered by Landlord in respect of Tenant’s holding over, as and when such costs, liabilities or expenses are incurred. In addition, for each and every month or partial month that Tenant or any party claiming by, through or under Tenant remains in occupancy of all or any portion of the Premises after the expiration of this Lease or after termination of this Lease or Tenant’s right to possession, Tenant shall pay, as minimum damages and not as a penalty, monthly rental at a rate equal to the Holdover Percentage of the rate of Fixed Rent and Additional Rent payable by Tenant hereunder immediately prior to the expiration or other termination of this Lease or of Tenant’s right to possession. The “Holdover Percentage” shall mean 150% for the first sixty (60) days of holdover and 200% thereafter. The acceptance by Landlord of any lesser sum shall be construed as payment on account and not in satisfaction of damages for such holding over. In no event shall any such holding over, or the receipt by Landlord of any amounts set forth in this Section 18.3, be deemed to create any month to month or other tenancy.

Section 18.4.                          The provisions of this Article 18 shall survive the expiration earlier termination of this Lease.

ARTICLE 19

ACCESS

Section 19.1.                          Landlord shall at all times during the Teem have the right and privilege to enter the Premises at reasonable times, upon reasonable advance notice (except in emergencies) during business hours for the purpose of inspecting the same or for the purpose of showing the same to prospective purchasers, mortgagees or underlying lessors thereof. Landlord shall also have the right and privilege during the last full year of the Term (i) to enter the Premises at reasonable times during business hours for the purpose of exhibiting the same to prospective new tenants and (ii) to display customary “To Let” and “For Sale” signs at the premises. Such right of access shall not be construed as obligating Landlord to make any repairs or replacements to the Premises or as obligating Landlord to make any inspection or examination of the Building.

Section 19.2.                          If an excavation is made upon land adjacent to or under the Building, or is authorized to be made, Tenant shall afford the person causing or authorized to cause such excavation license to enter the Premises for the purpose of performing such work as such person deems necessary or desirable to preserve and protect the Building from injury or damage and to support the Building by proper foundations, and the same shall not be deemed an actual or constructive eviction and shall have no effect on Tenant’s obligations and liabilities under this Lease.

ARTICLE 20

MISCELLANEOUS PROVISIONS

Section 20.1.                          Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises, and/or any claim of injury or damage.

Section 20.2.                          (a) The term “Landlord” as used herein shall mean only the owner or the mortgagee in possession for the time being of the Premises, so that in the event of any sale, transfer or conveyance of the Premises Landlord shall be and hereby is entirely freed and relieved of all agreements, covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest and the purchaser, transferee or grantee at any such sale, transfer or conveyance that such purchaser, transferee or grantee has assumed and agreed to carry out any and all agreements, covenants and obligations of Landlord hereunder.

(b)                                 The term “Tenant” as used herein shall mean the tenant named herein, and from and after any valid assignment or transfer of Tenant’s interest under this Lease pursuant to the provisions of Article 10, shall mean only the assignee or transferee thereof, but the foregoing shall not release the assignor or transferor from liability under this Lease.

(c)                                  The words “re-enter” and “re-entry” as used herein shall not be restricted to their technical legal meaning.

(d)                                 All terms used herein shall include any number or gender, as the context may require.

(e)                                  If Landlord or any successor in interest is in breach or default with respect to its obligations or otherwise under this Lease, Tenant shall look for the satisfaction of Tenant’s damages, rights and remedies solely to the equity of Landlord or its successor in interest in the Premises, and Landlord and it successors in interest shall have no personal liability therefor.

Section 20.3.                          The headings herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Lease.

Section 20.4.                          Lease shall be governed by and construed in accordance with the laws of the State of New York.

Section 20.5.                          This Lease contains the entire agreement between the parties and may not be extended, renewed, terminated or otherwise modified, nor may any provision hereof be waived, in any manner except by an instrument in writing executed by the party against whom enforcement of the same is sought.

Section 20.6.                          The agreements, terms, covenants and conditions herein shall bind and inure to the benefit of Landlord and Tenant and their respective personal representatives, distributes, successors and, except as otherwise provided herein, their assigns.

Section 20.7.                          All notices and other communications hereunder shall be in writing and shall be given either by personal service with acknowledgement of receipt, by reliable overnight courier service, or by certified or registered mail, return receipt requested, to the parties at the addresses set forth in Section 1.1 above, or at such other addresses as my be designated from time to time by written notice from either party to the other. Notices shall be deemed given on the date of personal delivery thereof, one (1) business day after delivery to a reliable overnight courier service, or two (2) business days after the mailing thereof in accordance with this Section 20.7.

Section 20.8.                          If any provision of this Lease shall be invalid or unenforceable, the remainder of the provisions of this Lease shall not be affected thereby and each and every provision of this Lease shall be enforceable to the fullest extent permitted by law.

Section 20.9.                          Each party represents and warrants to the other party that it dealt with no broker, and has had no communication with any broker, in connection with the leasing of space in the Building to Tenant other than Cushman & Wakefield of Long Island, Inc. (the “Broker”). Each party shall indemnify the other party against all costs, expenses, claims, losses and liabilities in connection with a breach of such party’s representation and warranty in this Section and/or in connection with any claim for a brokerage commission arising out of any communication allegedly had by such party with any broker (other than the Broker) in connection with Tenant’s leasing of the Premises (which indemnification obligation shall survive the expiration or earlier termination of this Lease). Landlord shall pay any brokerage commission that may be due to the Broker pursuant to a separate agreement.

Section 20.10.                   Tenant shall be in exclusive control and possession of the Premises, and Landlord shall not, in any event whatsoever, be liable for any injury or damage to any property or to any person happening in, on or about the Premises, nor for any injury or damage to any property of Tenant or of any other person contained therein, unless caused by Landlord or Landlord’s agents, representatives or employees.

Section 20.11.                   (a) As used in this Lease the term “Hazardous Substance” shall mean any substance or material presently identified to be toxic or hazardous according to any applicable federal, state or local statute, rule, ordinance, code, guideline or regulation (collectively, the “Environmental Law”), including, without limitation, any asbestos, pcb, radioactive substance, methane, volatile hydrocarbons, industrial solvents or any other material or substance which has in the past or could presently or at any time in the future cause or constitute a health, safety or other environmental hazard to any person or property. Tenant, Tenant’s agents, representatives, employees, subtenants or licensees, or any person claiming by, through or under Tenant; (i) will not during the Term cause or suffer to occur a discharge, spillage, uncontrolled loss, seepage or filtration of oil or petroleum or chemical liquids or solids, liquid or gaseous products or hazardous waste (a “spill”), or introduce or maintain any Hazardous Substance at, upon, under or within the Premises or any contiguous real estate (except for small quantities of Hazardous Substances used in the ordinary course of Tenant’s business in compliance with the Environmental Law); (ii) will not be involved in operations at or near the Premises which could lead to the imposition on Landlord or Tenant of liability or the creation of a lien on the Premises or any portion thereof under the Environmental Law or under any similar applicable laws or regulations; and (iii) will not permit any subtenant or occupant of the Premises to engage in any activity that could lead to the imposition of liability on such subtenant or occupant, Tenant or Landlord, or the creation of a lien on the Premises or any part thereof, under the Environmental Law or any similar applicable laws or regulations.

(b)                                 Tenant shall comply strictly and in all respects with the requirements of the Environmental Law and related regulations and with all similar applicable laws and regulations and shall notify Landlord promptly in the event of any spill or Hazardous Substance upon the Premises, and shall promptly forward to Landlord copies of all orders, notices, permits, applications or other communications and reports in connection with any such spill or Hazardous Substance or any other matters relating to the Environmental Law or related regulations or any similar applicable laws or regulations, as they may affect the Premises.

(c)                                  Tenant shall indemnify Landlord and hold Landlord harmless from and against all loss, liability, damage and expense (including, without limitation, attorneys’ fees and disbursements) suffered or incurred by Landlord and caused by Tenant, Tenant’s agents, representatives, employees, subtenants or licensees, or any person claiming by, through or under Tenant (i) under or on account of the Environmental Law or related regulations or any similar applicable laws or regulations, including the assertion of any lien thereunder; (ii) with respect to any spill or Hazardous Substance affecting the Premises or any part thereof, and (iii) with respect to any other matter affecting the Premises within the jurisdiction of the Environmental Protection Agency or any state or local department or agency having jurisdiction over Hazardous Substances or environmental matters, or their successors.

(d)                                 In the event of any spill or Hazardous Substance affecting the Premises, whether or not the same originates or emanates from the Premises or any contiguous real estate, or if Tenant shall fail to comply with any of the requirements of the Environmental Law, Landlord may at its election, but without the obligation to do so, give such notice and/or cause such work to be performed at the Premises and/or take any and all other actions as Landlord shall deem necessary or advisable in order to remedy such spill or Hazardous Substance or cure such failure of compliance, and any amounts paid as a result thereof which are attributable to Tenant’s acts or omissions, or acts or omissions of persons or entities acting or holding by, through or under Tenant (together with interest thereon at the rate set forth in Section 14.2 of this Lease), from the date of payment by Landlord, shall be immediately due and payable by Tenant to Landlord as Additional Rent.

(e)                                  Landlord and Consolidated Edison Company (“Con Ed”) contemplate that they will conduct environmental remediation activities relating to soil and groundwater conditions in the area of the Premises from time to time (“Remediation Activities”). Tenant shall cooperate with Landlord and Con Ed as such parties may reasonably require in connection with the Remediation Activities, which cooperation shall include, without limitation, providing access to the Premises for testing or remediation work and the execution and delivery of any documents or instruments that may be reasonably required from an occupant of the Premises in connection therewith. If access to the Premises is required, Landlord shall use commercially reasonably efforts to minimize interference with Tenant’s business (and cause Con Ed to do so), and provide reasonable prior notice (which may be by telephone or electronic mail from Landlord’s or Con Ed’s management personnel), except in the case of an emergency. Landlord shall indemnify and hold Tenant harmless against any costs, expenses, claims and liabilities resulting from Landlord’s own Remediation Activities (but not with respect to environmental conditions not caused by Landlord or Con Ed’s Remediation Activities).

(f)                                   If as a result of Remediation Activities performed inside the Building relating to pre-existing conditions, Tenant is unable to occupy fifty percent (50%) or more of the area of the Building for the conduct its business for a period of thirty (30) or more consecutive days (a “Material Loss of Use”), then Tenant may, by written notice to Landlord given to Landlord at a time that the Material Loss of Use is in effect, terminate this Lease. Tenant shall not have such right to terminate this Lease if the Material Loss of Use ends prior to Landlord’s receipt of Tenant’s termination notice.

(g)                                  Statutory Disclosure Requirement: NOTIFICATION OF TEST RESULTS. The Building has been tested for contamination of indoor air; test results and additional information are available upon request. Landlord has provided Tenant with the results of all past indoor air testing known to Landlord as of the date of this Lease. Such prior testing has shown no results in excess of New York State Department of Health indoor air guidelines or the New York State Occupational Safety and Health Administration guidelines for indoor air quality.

(h)                                 The obligations and indemnities contained in this Section 20.11 shall survive the expiration or earlier termination of this Lease.

Section 20.12                      The submission of a draft of this Lease to Tenant shall not be deemed an offer to Lease, and neither party shall be bound unless and until a fully executed counterpart of this Lease is delivered to both parties.

ARTICLE 21

SECURITY DEPOSIT

Section 21.1.                          Tenant shall be required to maintain with Landlord security for the faithful performance and observance by Tenant of the terms, provisions, covenants and conditions of this Lease, in the in the amount of $1,000,000.00 (the “Security Deposit”). The Security Deposit shall be maintained in the form of a letter of credit as set forth in Section 21.2 below. It is agreed that upon the occurrence and during the continuance of an Event of Default under this Lease, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any such sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s Event of Default in respect of any of the terms, provisions, covenants, and conditions of this Lease, including but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. If no Event of Default shall have occurred and be continuing at the expiration of the Term, the Security Deposit (or such portion thereof as shall then be remaining) shall be returned to Tenant after the date fixed as the end of the term of this Lease and after delivery of entire possession of the Premises to Landlord in the condition required hereunder. In the event of a sale of the Building or leasing of the Building, Landlord shall have the right to transfer the Security Deposit to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such Security Deposit; and Tenant agrees to look solely to the new landlord for the return of said Security Deposit; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event Landlord applies or retains any portion or all of the Security Deposit, Tenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be as set forth above (which restoration shall be in the form of an amendment to the letter of credit increasing the Security Deposit to the required amount, or the provision of a substitute letter of credit in the required amount).

Section 21.2                             The Security Deposit shall be maintained in the form of a clean, unconditional, irrevocable and transferable (without any charge to the then beneficiary or the transferee) standby letter of credit in the amount of $1,000,000.00, in form and substance, and issued by a United States commercial bank, satisfactory to Landlord and payable upon presentation at offices of such bank located in the City of New York acceptable to Landlord. The form of letter of credit annexed hereto as Exhibit D shall be deemed to be an acceptable form. The letter of credit shall be payable upon the presentation of a sight-draft, without presentation of any other documents, statements or authorizations and shall provide (i) for the continuance of such credit for a period of at least one (1) year from the date of its issuance, (ii) for the automatic extension of such letter of credit for additional periods of one (1) year from the initial and each future expiration date thereof (the last such extension to provide for the continuance of such letter of credit for at least three (3) months beyond the Expiration Date) unless the bank gives Landlord written notice of its intention not to renew any such letter of credit, not less than 60 days prior to the initial or any future expiration date of such letter of credit and (iii) that in the event such notice is given by the bank, Landlord shall have the right to draw on the bank at sight for the balance remaining in such letter of credit and hold and apply the proceeds thereof in accordance with the provisions of this Lease. Landlord agrees that the initial letter of credit may have an outside expiration date of five years after its issuance, in which case Tenant shall be required to replace the same with a new letter of credit in the amount of $1,000,000.00 not later than 60 days prior to its expiration, and if Tenant does not so replace the letter of credit, Landlord shall have the right to draw on the bank at sight for the balance remaining in such letter of credit and hold and apply the proceeds thereof in accordance with the provisions of this Lease. Notwithstanding the above, (i) if as of the fifth anniversary of the Rent Commencement Date Tenant’s net worth, as shown on its most recent audited balance sheet and computed in accordance with generally accepted accounting principles consistently applied, is $3,000,000.00 or more, then the amount of the replacement letter of credit may be reduced to $500,000.00, and (ii) if as of the fifth anniversary of the Rent Commencement Date Tenant’s net worth, as shown on its most recent audited balance sheet and computed in accordance with generally accepted accounting principles consistently applied, is $10,000,000.00 or more, then at such time Tenant may replace the initial letter of credit with a security deposit in the amount equal to the then applicable Fixed Rent hereunder for a period of three months, which security deposit may either be in the form of cash or in the form of a replacement letter of credit in such amount, at Tenant’s option. Landlord shall hold each letter of credit deposited with it as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease as provided in this Article 37, and in the event that (a) a default or other event occurs, which pursuant to this Lease would permit Landlord to apply or retain the cash Security Deposit, or (b) Landlord transfers its right, title and interest under this Lease to a third party and the bank does not consent (without charge to Landlord or such third party) to the transfer of such letter of credit to such third party, or (c) notice is given by the bank that it does not intend to renew the letter of credit, as provided above, then, in any such event, Landlord may draw on the letter of credit, and the proceeds of such letter of credit shall then be held and applied as a cash Security Deposit (and be replenished, if necessary) as provided in this Lease.

ARTICLE 22

EXTENSION OPTIONS

22.2.                                        Tenant shall have two options to extend the original term of this Lease (each such extension being hereinafter referred to as an “Extended Term”). Each Extended Term shall be for a period of five (5) years, commencing on the day following the Expiration Date of the original Term or of the First Extended Term, as applicable. Each option for an Extended Term may be exercised only by Tenant giving notice to that effect to Landlord prior to the date which is twelve (12) months prior to the expiration of the original Term of this Lease. Time shall be of the essence with respect to date on which Tenant is required to exercise each such option. Unless the context shall otherwise require, each Extended Term shall be upon the same terms, covenants and conditions of this Lease as shall be in effect immediately prior to such extension, except that the Fixed Rent for the applicable Extended Term shall be determined as provided in Section 22.3. The extension option contained in this Article 22 shall not apply if an Event of Default, or an event which, with the giving of notice or the passage of time, would constitute an Event of Default, shall have occurred and remain uncured at the time of either (i) Tenant’s exercise of the extension option or (ii) the beginning of the applicable Extended Term.

22.2.                                        If Tenant shall fail to exercise timely either extension option hereunder, then such extension option shall lapse and Tenant shall have no further right to exercise the same or to otherwise extend the Term.

22.3.                                        (a) The annual Fixed Rent during each Extended Term shall be the greater of (i) the annual fair market rental for the Premises for a five-year term commencing at the time of the commencement of such Extended Term, determined in accordance with the provisions of this Section 22.3, and (ii) the Floor Amount. The term “Floor Amount” shall mean the amount of the annual Fixed Rent payable with respect to the Premises for the 12-month period preceding the commencement of the applicable Extended Term. Annual fair market rental for the purposes of this Section 22.3 shall be determined as follows: at least eleven months prior to the commencement of the applicable Extended Term as to which Tenant’s option was effectively exercised, Landlord shall notify Tenant of Landlord’s estimate of the annual fair market rental of the Premises for such Extended Term, which notice shall state that if Tenant accepts or fails to dispute Landlord’s notice, the annual Fixed Rent for such Extended Term will be the greater of such estimate or the Floor Amount. Within fifteen (15) days after such notice is given, Tenant shall notify Landlord whether Tenant accepts or rejects Landlord’s notice. If Tenant accepts such notice or if Tenant fails to reject such notice within such 15-day period, then the Fixed Rent for the Extended Term shall be the greater of the annual fair market rental set forth in Landlord’s notice or the Floor Amount. If Tenant rejects Landlord’s notice within such 15-day period, then Tenant shall, together with its notice of rejection, notify Landlord of Tenant’s estimate of the annual fair market rental of the Premises for such Extended Term. If Landlord and Tenant do not agree on such annual fair market rental within 15 days after Tenant’s notice of rejection is given, then the disputed rent shall be determined by arbitration pursuant to paragraph (b) of this Section 22.3. If the disputed Fixed Rent for the Extended Term shall not have been determined at the time of the commencement of the Extended Term, then pending such determination Tenant shall pay Fixed Rent in accordance with the greater of Landlord’s estimate or the Floor Amount, without prejudice to Tenant’s or Landlord’s position. Within ten (10) days after notice of the determination of the disputed Fixed Rent for such Extended Term, Tenant shall pay to Landlord any underpayment of such Fixed Rent by Tenant since the commencement of such Extended Term, together with interest thereon at a rate equal to the Prime Rate, from the date of each such underpayment to the date of such payment. The annual fair market rental for the Premises (“Market Rate”) shall be determined on the basis of terms, covenants and conditions of this Lease applicable to the Extended Term. Market Rate shall mean the base rental rate and escalation that would be agreed to by a landlord and a comparable tenant at a comparable building, each of whom is willing, but neither of whom is compelled, to enter into a lease transaction. Market Rate shall be projected to the commencement date of the applicable term, and shall not take into account any existing tenant improvements or any special uses or rights afforded to Tenant under this Lease. Market Rate may not be less than the Fixed Rent payable in the last year of the current lease term. Neither the parties nor the arbitrator shall reduce Market Rate by reason of any costs or expenses (including brokerage commissions or lost rental income during any vacancy period) saved by Landlord by reason of Landlord’s not having to find a new tenant for such space.

(b)                                                         If the parties shall be unable to agree on Market Rate for the applicable Extended Term within 15 days after Tenant’s rejection of Landlord’s estimate, the parties shall jointly appoint a disinterested person to serve as arbitrator. If within 30 days after Tenant’s rejection of Landlord’s estimate the parties have not jointly appointed such arbitrator, either party may request the American Arbitration Association to appoint a neutral arbitrator and shall give notice of such request to the other party. The arbitrator thus appointed shall proceed with reasonable diligence to determine (i) Market Rate for the applicable Extended Term and (ii) which of Tenant’s and Landlord’s estimates is closer to Market Rate. The annual Fixed Rent for the applicable Extended Term shall be the greater of (A) the Floor Amount or (B) an amount equal to whichever of Tenant’s and Landlord’s estimates is closer to Market Rate as determined by the arbitrator. The decision of the arbitrator shall be conclusive and binding on both parties and judgment upon the award may be entered in any court of competent jurisdiction. The arbitration shall be conducted in the City of New York and to the extent consistent with this Article 22, shall be in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association (or any successor) then in force. The expense of the arbitration and the fees and disbursements of the arbitrator shall be shared equally by the parties, but each party shall be responsible for the fees and disbursements of its own attorneys and the expenses of its own proof. The arbitrator shall have no power to modify any of the provisions of this Lease and the arbitrator’s jurisdiction is limited accordingly. The arbitrator shall be an independent real estate appraiser who is a member of the American Institute of Appraisers (or successor) having at least 10 years then current experience in the appraisal of office buildings in the City of New York. The parties promptly shall execute, acknowledge and deliver an agreement confirming the annual Fixed Rent of the Premises for the applicable Extended Term, as so determined, but their failure to do so shall not affect Tenant’s obligation to pay such annual Fixed Rent.

ARTICLE 23

SIGNAGE

Section 23.1.                     Tenant may install interior and exterior signage at the Premises in connection with Tenant’s business. Except for the signage required by Section 8.5 of the Agency Lease, any exterior signage or interior signage visible from the exterior of the Building shall be subject to Landlord’s prior written consent (which shall not be unreasonably withheld taking into consideration the appearance, size and location of any signage). Tenant shall obtain all permits and governmental approvals as may be required for the installation and maintenance of any signage at the Premises, and no sign may be installed or maintained unless all of such permits and approvals have been obtained and remain in full force and effect. Tenant shall be solely responsible for the maintenance and repair of any signage and for the removal of all signage upon the expiration or earlier termination of this Lease. All costs and expenses relating to signage at the Premises shall be borne by Tenant, and Tenant shall indemnify and hold Landlord harmless against any costs, expenses, claims, losses or liabilities that may be asserted against Landlord in connection with such signage (including without limitation fines and penalties charged or sought by a governmental authority for improper installation or maintenance of signage).

[Signature Page Follows]

LANDLORD

295 LOCUST ASSOCIATES LLC

By:	/s/ Joseph Simone
Joseph Simone, Manager

TENANT

SMITH ELECTRIC VEHICLES CORP.

By:

Title:

LANDLORD

295 LOCUST ASSOCIATES LLC

By:
Joseph Simone, Manager

TENANT

SMITH ELECTRIC VEHICLES CORP.

/s/ Bryan Hansel
By:	Bryan Hansel
Title:	CEO

EXHIBIT A

DESCRIPTION OF THE LAND

Premises located in the Borough and County of Bronx, City and State of New York, having a tax map designation of Block 2598, Lots 46, 74 and 86 more particularly described as follows:

PARCEL A (Block 2598, Lot 46)

All that certain plot, piece or parcel of land, situate, lying and being in the Borough and County of Bronx, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northerly side of East 139th Street and the easterly side of Walnut Avenue;

Running thence northerly, along the easterly side of Walnut Avenue, 200 feet to the corner formed by the intersection of the easterly side of Walnut Avenue and the southerly side of East 140th Street;

Thence easterly, along the southerly side of East 140th Street, 350 feet to the corner formed by the intersection of the southerly side of East 140th Street and the westerly side of Locust Avenue;

Thence southerly, along the westerly side of Locust Avenue, 200 feet to the corner formed by the intersection of the westerly side of Locust Avenue and the northerly side of East 139th Street;

Thence westerly, along the northerly side of East 139th Street, 350 feet to the corner formed by the intersection of the northerly side of East 139th Street and the easterly side of Walnut Avenue, at the point or place of BEGINNING.

PARCELS B AND C (Block 2598, Lots 74 and 86)

All that certain plot, piece or parcel of land, situate, lying and being in the 23rd Ward of the City of New York, Borough and County of Bronx and State of New York, known and designated as lot numbers 34, 35, 80 and 81 on a map entitled “Map of Wilton, Port Morris and East Morrisania, in the Town of Morrisania, County of Westchester, New York” surveyed by J.C. Buckhout, Civil Engineer, New York, July 12, 1857 and filed September 29, 1857 in the Office of the Register, County of Westchester, New York, as Map No. 31, said lots, when taken together, are bounded and described as follows:

BEGINNING at a point on the southerly side of East 141st Street, distant 100 feet westerly from the corner formed by the intersection of the southerly side of East 141st Street with the westerly side of Locust Avenue;

Running thence southerly, parallel with Locust Avenue, 200 feet to the northerly side of East 140th Street;

Thence westerly, along the northerly side of East 140th Street, 50 feet;

Thence northerly, parallel with Locust Avenue, 200 feet to the southerly side of East 141st Street;

Thence easterly, along the southerly side of East 141st Street, 50 feet to the point or place of BEGINNING.

EXHIBIT B
FORM OF POSESSION DATE AGREEMENT

POSSESSION DATE AGREEMENT, dated as of the                        day of                       ,                  , between 295 LOCUST ASSOCIATES LLC, a New York limited liability company (“Landlord”) and SMITH ELECTRIC VEHICLES CORP., a Delaware corporation (“Tenant”).

W I T N E S S E T H :

1.                                                     The parties hereto have entered into a Lease dated as of                         , 2012 (the “Lease”) for the leasing by Landlord to Tenant of certain premises located at 295 Locust Avenue, Bronx, New York.

2.                                                     The Possession Date (as defined in the Lease) is                                 .

3.                                                     The Rent Commencement Date (as defined in the Lease) is                               .

4.                                                     The Expiration Date (as defined in the Lease) is                                       .

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Possession Date Agreement as of the day and year first above written.

LANDLORD

295 LOCUST ASSOCIATES LLC

By:

Joseph Simone, Manager

TENANT

SMITH ELECTRIC VEHICLES CORP.

By:

Title:

EXHIBIT C

LANDLORD’S INITIAL WORK

1.               Landlord to paint a portion of the exterior of the building in Smith company color designated by Tenant. The scope of painting shall be limited to the painting of the vertical band below the parapet wall.

2.               Landlord to remove mezzanine wings (called Frazier Mezzanine on drawings) pursuant to drawing provided by Tenant.

3.               Landlord to remove racking and affected racking sprinkler systems pursuant to drawing provided by Tenant. Landlord has agreed to have certain racking remain in Building for Tenant’s use as indicated on drawings.

4.               Landlord shall repair to full working order all ventilation louvers.

5.               Landlord to demolish and remove the free-standing maintenance shed in Southeast quadrant of the warehouse area. For reference purposes, this room is the anchor point for the south mezzanine wing.

6.               Landlord to convert interior loading dock located at the second bay from 140th Street. Renovations shall consist of modifying the entire bay area into drive-in ramp so Tenant has vehicle accessibility. In the same area, Landlord to remove existing double rollup doors and install a single steel electric roll up door along with necessary bollards around door. In addition, Landlord to renovate the first bay closest to 140th street by removing both interior steel roll up doors and replacing them with a single steel roll up door. Tenant may decide after the fact to install a glass store front in this area in lieu of the above referenced work on doors. If so, Tenant shall receive a credit for the cost of removing two steel doors and replacing with one single steel door.

40

EXHIBIT D

FORM OF LETTER OF CREDIT

41

Webster Bank, N.A. 185 Asylum Street 5th Floor Hartford, CT 06103 WebsterBank.Com

DATE: July 31, 2012

BENEFICIARY:

295 LOCUST ASSOCIATES LLC
1250 WATERS PLACE PH-1
BRONX, NY 10461

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. 10664 IN YOUR FAVOR FOR THE ACCOUNT AND BY ORDER OF SMITH ELECTRIC VEHICLES CORP., 12200 N W AMBASSADOR DR., SUITE 326, KANSAS CITY, MO 64163 FOR AN AMOUNT NOT TO EXCEED IN AGGREGATE USD ONE MILLION AND 00/100 ($1,000,000.00) EFFECTIVE IMMEDIATELY AND EXPIRING AT OUR COUNTERS AT OUR CLOSE OF BUSINESS ON JULY 30, 2013.

FUNDS HEREUNDER ARE AVAILABLE TO YOU AGAINST PRESENTATION OF YOUR SIGHT DRAFT(S) DRAWN ON WEBSTER BANK, N.A. REFERENCING OUR STANDBY LETTER OF CREDIT NO. **** ACCOMPANIED BY YOUR WRITTEN AND DATED STATEMENT PURPORTEDLY SIGNED BY A PERSON DESCRIBED AS AUTHORIZED STATING: “WE HEREBY CERTIFY THAT THE AMOUNT OF OUR ATTACHED DRAFT REPRESENTS FUNDS DUE AND PAYABLE TO US UNDER THAT CERTAIN LEASE AGREEMENT BETWEEN SMITH ELECTRIC VEHICLES CORP. (THE “TENANT”) AND 295 LOCUST ASSOCIATES LLC (THE “LANDLORD”) DATED (INSERT DATE OF LEASE).”

PARTIAL AND MULTIPLE DRAWINGS ARE ALLOWED.

WE HEREBY ENGAGE WITH YOU THAT ALL DRAFT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED UPON PRESENTATION TO WEBSTER BANK, N.A., CITYPLACE II, 5TH FLOOR, 185 ASYLUM STREET, HARTFORD, CT 06103 ATTENTION: INTERNATIONAL DEPARTMENT ON OR BEFORE THE EXPIRATION DATE. DRAWINGS MAY BE SUBMITTED BY FAX TRANSMISSION TO THE ATTENTION OF THE INTERNATIONAL DEPARTMENT AT TELECOPY NUMBER 860-692-1614.

PAGE TWO IS AN INTEGRL PART HEREOF

RE: IRREVOCABLE STANDBY LETTER OF CREDIT NO. 10664

IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR ADDITIONAL PERIOD(S) OF ONE YEAR FROM THE EXPIRATION DATE HEREOF, OR ANY FUTURE EXPIRATION DATE, BUT NOT BEYOND JULY 30, 2017, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO ANY EXPIRATION DATE WE NOTIFY YOU IN WRITING BY REGISTERED MAIL OR BY ANY OTHER RECEIPTED MEANS THAT WE ELECT NOT TO CONSIDER THIS STANDBY LETTER OF CREDIT RENEWED FOR ANY SUCH ADDITIONAL PERIOD WHEREUPON YOU MAY DRAW FOR THE AVAILABLE AMOUNT UNDER THIS STANDBY LETTER OF CREDIT BY MEANS OF YOUR SIGHT DRAFT(S) DRAWN ON WEBSTER BANK, N.A. REFERENCING OUR STANDBY LETTER OF CREDIT NO. 10664.

THIS STANDBY LETTER OF CREDIT IS TRANSFERABLE IN FULL BUT NOT IN PART BY THE BENEFICIARY. TRANSFER OF THIS STANDBY LETTER OF CREDIT IS SUBJECT TO OUR RECEIPT OF THE ORIGINAL STANDBY LETTER OF CREDIT AND ANY AMENDMENTS THERETO ALONG WITH INSTRUCTION SATISFACTORY TO US ON THE FORM ATTACHED HERETO AS EXHIBIT A.

ALL CHARGES OF WEBSTER BANK, N.A., INCLUDING TRANSFER FEES IF ANY, ARE FOR THE ACCOUNT OF SMITH ELECTRIC VEHICLES CORP.

THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO. 590, AND AS TO MATTERS NOT GOVERNED BY ISP98, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE U.S. FEDERAL LAW.

/s/ DILTON A. DORNELAS
DILTON A. DORNELAS
VICE PRESIDENT
PHONE: 860-692-1640

EMAIL:****@WEBSTERBANK.COM

2

EXHIBIT A

FOR VALUE RECEIVED, (INSERT NAME OF BENEFICIARY) HEREBY IRREVOCABLY TRANSFERS ALL RIGHTS UNDER WEBSTER BANK, N.A. LETTER OF CREDIT NO.      TO (INSERT NAME AND ADDRESS) WHO SHALL HAVE SOLE RIGHTS AS BENEFICIARY UNDER THE LETTER OF CREDIT, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS WHETHER NOW EXISTING OR HEREAFTER MADE.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH TOGETHER WITH ANY AND ALL AMENDMENTS AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE OF THE LETTER OF CREDIT AND FORWARD IT DIRECT TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRNASFER.

WE HEREBY CERTIFY THAT THE TRANSFEREE IS NOT CONTRARY TO U.S. TREASURY AND U.S. DEPARTMENT OF COMMERCE REGULATIONS.

(INSERT NAME OF BENEFICIARY)

AUTHORIZED SIGNATURE/TITLE	DATE

SIGNATURE VERIFICATION:

NAME OF BANK

SIGNATURE/TITLE	DATE